Exhibit 99.1

CITI TRENDS ADDS LARRY HYATT TO BOARD OF DIRECTORS

SAVANNAH, GA (November 16, 2006) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that Lawrence E. “Larry” Hyatt has joined the Company’s Board of Directors, effective immediately.  Mr. Hyatt’s appointment fills a vacancy on the Board, bringing the total number of directors to five and the independent directors to four.  In addition, Mr. Hyatt was appointed to the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors.

Mr. Hyatt is Chief Financial Officer, Secretary and Treasurer of O’Charley’s Inc., a multi-concept restaurant company that operates or franchises restaurants under three brands: O’Charley’s, Ninety Nine Restaurant and Stoney River Legendary Steaks. Prior to that time, Mr. Hyatt had served as CFO of three other publicly-held companies: Cole National Corporation, PSINet Inc. and Sodexho Marriott Services, Inc.  He also served as CFO of HMS Host Corporation, a subsidiary of Autogrill S.p.A.  During a 17-year career at Marriott International, he served as CFO of its Management Services business and led its financial planning and analysis team.

Ed Anderson, Chairman and Chief Executive Officer of Citi Trends, noted, “Larry has established a reputation among the investment community as a strategic thinker as well as a talented CFO. His financial expertise and experience with rapidly growing retail and consumer-oriented businesses make Larry a valuable addition to the Board. We look forward to his strategic counsel as we continue to execute our growth strategy.”

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 270 stores located in 16 states in the South, Southeast, Midwest and Mid-Atlantic regions, and our website address is www.cititrends.com.

Contact:	Ed Anderson
Citi Trends, Inc.
Chief Executive Officer
(912) 443-3705

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